January 4, 2024	Filed pursuant to Rule 433 Registration Statement Nos. 333-254751 and 333-254751-02

PRICING TERM SHEET

U.S. $1,250,000,000 4.699% Fixed Rate Guaranteed Notes due 2029

Issuer:	BP Capital Markets America Inc. (“BP Capital America”)

Guarantor:	BP p.l.c. (“BP”)

Title:	Fixed Rate Guaranteed Notes due 2029 (the “2029 Notes”)

Total Principal Amount Being Issued:	$1,250,000,000

Denomination:	The 2029 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	January 10, 2024

Guarantee:	Payment of the principal of and interest on the 2029 Notes is fully guaranteed by BP.

Maturity Date:	April 10, 2029

Day Count:	30/360

Day Count Convention:	Following Unadjusted

Interest Rate:	4.699% per annum

Date Interest Starts Accruing:	January 10, 2024

Interest Payment Dates:	April 10 and October 10 of each year, subject to the Day Count Convention.

First Interest Payment Date:	October 10, 2024 (and thus a long first interest period)

Treasury Benchmark:	3.750% due December 31, 2028

Treasury Benchmark Yield/Price:	3.969% / 99-00+

Spread to Treasury Benchmark:	T + 73bps

Re-offer Yield:	4.699%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2029 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital America’s other unsecured and unsubordinated indebtedness.

Regular Record Dates for Interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of Additional Amounts:	In the event that BP is required to withhold any taxes by the laws of the jurisdiction in which BP is incorporated from a payment under the guarantee, BP will be required, subject to certain exceptions, to pay you an additional amount so that the net amount you receive is the amount specified in the 2029 Notes to which you are entitled.

Listing:	Application will be made to list the 2029 Notes on the New York Stock Exchange, although neither BP Capital America nor BP can guarantee such listing will be obtained.

Redemption:	The 2029 Notes are not redeemable, except as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 18 of the prospectus and as described below under “Optional Redemption”. The provision for optional tax redemption described in the prospectus will apply in respect of changes in tax treatments occurring after January 4, 2024.

Optional Redemption:	Prior to March 10, 2029 (one month prior to their maturity date) (the “Par Call Date”), BP Capital America may redeem the 2029 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2029 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, BP Capital America may redeem the 2029 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2029 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by BP Capital America in accordance with the following two paragraphs.

The Treasury Rate shall be determined by BP Capital America after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, BP Capital America shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, BP Capital America shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, BP Capital America shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, BP Capital America shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

BP Capital America’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. Once notice of redemption is sent, the 2029 Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of 2029 Notes to be redeemed. If less than all of the 2029 Notes are to be redeemed, the 2029 Notes to be redeemed shall be selected by the Trustee in accordance with its policies and procedures. For so long as the 2029 Notes are held by DTC, Euroclear or Clearstream (or another depositary), the redemption of the 2029 Notes shall be done in accordance with the policies and procedures of the depositary. Unless BP Capital America defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 2029 Notes or portions thereof called for redemption. Neither the Trustee nor the paying agent shall be responsible for calculating the redemption price.

Sinking Fund:	There is no sinking fund.

Further Issuances:	BP Capital America may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2029 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated January 4, 2024 with terms (other than the issuance date, public offering price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2029 Notes issued pursuant to the prospectus supplement. These additional 2029 Notes will be deemed part of the same series as and fungible with the 2029 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2029 Notes the right to vote together with holders of the 2029 Notes issued pursuant to the prospectus supplement, provided that such additional 2029 Notes will be issued with no more than de minimis original issue discount or will be part of a “qualified reopening” for U.S. federal income tax purposes.

Public Offering Price:	Per 2029 Note: 99.980%; Total: $1,249,750,000

Underwriters’ Discount:	Per 2029 Note: 0.150%; Total: $1,875,000

Proceeds, Before Expenses, to Us:	Per 2029 Note: 99.830%; Total: $1,247,875,000

Underwriter:	BBVA Securities Inc.	$195,834,000

	BofA Securities, Inc.	$195,834,000

	Deutsche Bank Securities Inc.	$195,833,000

	J.P. Morgan Securities LLC	$195,833,000

	Mizuho Securities USA LLC	$195,833,000

	Standard Chartered Bank	$195,833,000

	Blaylock Van, LLC	$25,000,000

	R. Seelaus & Co., LLC	$25,000,000

	Siebert Williams Shank & Co., LLC	$25,000,000

CUSIP Number:	10373Q BX7

ISIN:	US10373QBX79

U.S.$1,000,000,000 4.989% Fixed Rate Guaranteed Notes due 2034

Issuer:	BP Capital Markets America Inc. (“BP Capital America”)

Guarantor:	BP p.l.c. (“BP”)

Title:	Fixed Rate Guaranteed Notes due 2034 (the “2034 Notes” and with the 2029 Notes, the “Notes”)

Total Principal Amount Being Issued:	$1,000,000,000

Denomination:	The 2034 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	January 10, 2024

Guarantee:	Payment of the principal of and interest on the 2034 Notes is fully guaranteed by BP.

Maturity Date:	April 10, 2034

Day Count:	30/360

Day Count Convention:	Following Unadjusted

Interest Rate:	4.989% per annum

Date Interest Starts Accruing:	January 10, 2024

Interest Payment Dates:	April 10 and October 10 of each year, subject to the Day Count Convention.

First Interest Payment Date:	October 10, 2024 (and thus a long first interest period)

Treasury Benchmark:	4.500% Due November 15, 2033

Treasury Benchmark Yield/Price:	3.989% / 104-04

Spread to Treasury Benchmark:	T + 100bps

Re-offer Yield:	4.989%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2034 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital America’s other unsecured and unsubordinated indebtedness.

Regular Record Dates for Interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of Additional Amounts:	In the event that BP is required to withhold any taxes by the laws of the jurisdiction in which BP is incorporated from a payment under the guarantee, BP will be required, subject to certain exceptions, to pay you an additional amount so that the net amount you receive is the amount specified in the 2034 Notes to which you are entitled.

Listing:	Application will be made to list the 2034 Notes on the New York Stock Exchange, although neither BP Capital America nor BP can guarantee such listing will be obtained.

Redemption:	The 2034 Notes are not redeemable, except as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 18 of the prospectus and as described below under “Optional Redemption”. The provision for optional tax redemption described in the prospectus will apply in respect of changes in tax treatments occurring after January 4, 2024.

Optional Redemption:	Prior to January 10, 2034 (three months prior to their maturity date) (the “Par Call Date”), BP Capital America may redeem the 2034 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2034 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, BP Capital America may redeem the 2034 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2034 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by BP Capital America in accordance with the following two paragraphs.

The Treasury Rate shall be determined by BP Capital America after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, BP Capital America shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, BP Capital America shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, BP Capital America shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, BP Capital America shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

BP Capital America’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. Once notice of redemption is sent, the 2034 Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of 2034 Notes to be redeemed. If less than all of the 2034 Notes are to be redeemed, the 2034 Notes to be redeemed shall be selected by the Trustee in accordance with its policies and procedures. For so long as the 2034 Notes are held by DTC, Euroclear or Clearstream (or another depositary), the redemption of the 2034 Notes shall be done in accordance with the policies and procedures of the depositary. Unless BP Capital America defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 2034 Notes or portions thereof called for redemption. Neither the Trustee nor the paying agent shall be responsible for calculating the redemption price.

Sinking Fund:	There is no sinking fund.

Further Issuances:	BP Capital America may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2034 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated January 4, 2024 with terms (other than the issuance date, public offering price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2034 Notes issued pursuant to the prospectus supplement. These additional 2034 Notes will be deemed part of the same series as and fungible with the 2034 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2034 Notes the right to vote together with holders of the 2034 Notes issued pursuant to the prospectus supplement, provided that such additional 2034 Notes will be issued with no more than de minimis original issue discount or will be part of a “qualified reopening” for U.S. federal income tax purposes.

Public Offering Price:	Per 2034 Note: 99.978%; Total: $999,780,000

Underwriters’ Discount:	Per 2034 Note: 0.250%; Total: $2,500,000

Proceeds, Before Expenses, to Us:	Per 2034 Note: 99.728%; Total: $997,280,000

Underwriter:	BBVA Securities Inc.	$156,666,000

	BofA Securities, Inc.	$156,666,000

	Deutsche Bank Securities Inc.	$156,667,000

	J.P. Morgan Securities LLC	$156,667,000

	Mizuho Securities USA LLC	$156,667,000

	Standard Chartered Bank	$156,667,000

	Blaylock Van, LLC	$20,000,000

	R. Seelaus & Co., LLC	$20,000,000

	Siebert Williams Shank & Co., LLC	$20,000,000

CUSIP Number:	10373Q BW9

ISIN:	US10373QBW96

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No EEA PRIIPs KID — no EEA PRIIPs key information document (KID) has been prepared as the Notes are not available to retail in the EEA.

No UK PRIIPs KID – no UK PRIIPs key information document (KID) has been prepared as the Notes are not available to retail in the United Kingdom.

UK MiFIR professionals / ECPs-only – the UK manufacturer’s target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

We expect that delivery of the Notes will be made to investors on or about January 10, 2024 (such settlement being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the day of pricing will be required, by virtue of the fact that the securities initially will settle in T+4, to specify any alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the securities who wish to make such trades should consult their own advisors.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. at +1-800-422-8692, BofA Securities, Inc. at +1-800-294-1322, Deutsche Bank Securities Inc. at +1-800-503-4611, J.P. Morgan Securities LLC at +1-212-834-4533, Mizuho Securities USA LLC at +1-866-271-7403, and Standard Chartered Bank at +44 2078 855739.

To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of the Notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

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